Exhibit 3.11(i)

SOSID: 550275 Date Filed: 5/22/2000 7:57 AM Elaine F. Marshall North Carolina Secretary of State

ARTICLES OF INCORPORATION

OF

UTG ACQUISITION CORP.

Pursuant to Section 55-2-02 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Incorporation for the purpose of forming a business corporation.

ARTICLE I

The name of the corporation is UTG ACQUISITION CORP.

ARTICLE II

The aggregate number of shares of capital stock which the corporation shall have the authority to issue is 30,000,000 shares, all of which are to consist of one class of common stock only, of no par value.

ARTICLE III

The purposes for which the Corporation is organized and the business it shall engage in is the rendering of acquisition of business endeavors, by merger or otherwise and all related activities as well as any other lawful activities and/or business purposes and shall have and enjoy all of the general powers set forth in N.C. Gen. Stat. § 55-3-02, as from time to time amended, including the power to purchase, sell, and own both personal and real property.

ARTICLE IV

The address of the initial registered office of the corporation in the State of North Carolina, Guilford County, is 7201 West Friendly Avenue, Greensboro, NC 27410, and the name of the initial Registered agent at such address is Charles F. McCoy.

ARTICLE V

The incorporator is Ben Sirmons, whose address is 102 North Elm Street, Southeastern Building, Suite 206, P.O. Drawer 1559, Greensboro, Guilford County, North Carolina, 27402.

ARTICLE VI

The initial Board of Directors shall consist of five persons. The name and mailing address of the persons who are to serve as the initial directors of the corporation until the first annual meeting of the stockholders, or until their successors are elected and qualified are:

NAME	ADDRESS

G. Allen Mebane, IV	Post Office Box 19109 Greensboro, NC 27419-9109

Brian R. Parke	Post Office Box 19109 Greensboro, NC 27419-9109

W. Michael Mebane	Post Office Box 698 Yadkinville, NC 27055

Ralph D. Mayes	3030 Whitehall Park Drive Charlotte, NC 28273

Willis C. Moore	Post Office Box 19109 Greensboro, NC 27419-9109

ARTICLE VII

The number of Directors may be increased or decreased to any number not less than one nor more than nine and their authority to act on certain corporate matters may be limited or enlarged in the manner provided in the By-Laws.

ARTICLE VIII

A Director of the corporation shall not be liable to the corporation or its Shareholders for monetary damages for breach of duty as a Director except to the extent such exemption from liability or limitation thereof is not permitted under the North Carolina Business Corporation Act or any other applicable law as the same exists or hereafter may be amended.

Any repeal or modification of the foregoing paragraph by the Shareholders of the corporation shall not adversely affect any right or protection of a Director of the corporation existing at the time of such repeal or modification.

ARTICLE IX

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the corporation shall have the power, from time to time, without the assent or vote of the stockholders of the corporation, except to the extent to which such assent or vote is required by By-Laws adopted by the shareholders to make, alter, amend and/or rescind the By-Laws of the corporation; to fix the amount to be reserved by the corporation as working capital; to set apart out of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created; to create and designate an executive committee which shall consist of two or more directors of the corporation, and to the extent provided for in the By-Laws of the corporation, they shall have and may exercise all the powers of the Board of Directors with regard to the management of the business and affairs of the corporation which may lawfully be delegated.

IN WITNESS WHEREOF, I have hereunto set my hand and seal on this the 17th day of May, 2000.

/s/ Ben Sirmons	(Seal)
Ben Sirmons, Incorporator